Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos.333-171220 and 333-171221) and on Form S-1 (No. 333-169550) of Fortegra Financial Corporation of our reports dated March 29, 2013 with respect to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Fortegra Financial Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

 /s/ Johnson Lambert LLP
Jacksonville, Florida
March 29, 2013